[Letter Head]

Ex. 16

November 2, 2010

SECURITIES AND EXCHANGE COMMISSION
Division of Corporation Finance
100 F Street, N.E., Mail Stop 7010
Washington, D.C. 20549

Re:           Advanced Mineral Technologies, Inc. (the “Company”)
Form 8-K Item 4.01 (the “Report”)

Ladies and Gentlemen:

We have read the statements about our firm included under Item 4.01, “Changes in Registrant’s Certifying Accountant” in the Form 8-K dated November 2, 2010 of Advanced Mineral Technologies, Inc. filed with the Securities and Exchange Commission, and are in agreement with the statements contained therein as they pertain to our firm.

/s/Chisholm, Bierwolf, Nilson & Morrill
Chisholm, Bierwolf, Nilson & Morrill, LLC
Bountiful, UT